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                                                                    EXHIBIT 99.3

                                                            Contact Information:
                                                                   Gloria Corken
                                                                Entrada Networks
                                                                  (949) 588-2070



NASDAQ Approves Entrada Networks's Application to Transfer the listing of its Securities to the SmallCap Market


Irvine, California -January 31, 2002-- Entrada Networks, Inc. (Nasdaq-NM: ESAN) received NASDAQ's approval on January 31, 2002 to transfer Company's listing of its securities from the NASDAQ National Market to the SmallCap Market effective today.




                             About Entrada Networks

Entrada Networks has three wholly owned subsidiaries that focus on developing and marketing products in the storage networking and network connectivity industries. Rixon Networks manufactures and sells a line of fast and gigabit Ethernet adapter cards that are purchased by large networking original equipment manufacturers as original equipment for servers, and other computer and telecommunications products. Its focus is on two- and four-port cards and drivers for highly specialized applications. Sync Research manufactures and services frame relay products for some of the major financial institutions in the U.S and abroad. The Torrey Pines subsidiary specializes in the design & development of SAN transport switching products (which efforts are currently suspended). Entrada Networks is headquartered in Irvine, Ca.

                                   Safe Harbor
Except for historical information contained herein, the matters set forth in this news release are forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements, including but not limited to the following factors: 1) the ability of the Company to generate the cash flow from operations, or raise additional capital necessary to finance its ongoing businesses; 2) the ability of the Company to develop or acquire new profitable lines of business and to attract and retain management to lead this effort; 3) the continuing market acceptance of the legacy products which account for all of the Company's current revenues; 4) the ability of the Company to generate revenues from its now suspended research and development efforts in the SAN space; 5) The much greater financial and other resources of Entrada Networks' many



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well-entrenched competitors; 6) the adoption of technology standards different from those under which Entrada is prepared to deliver products; and 7) such other factors as are set forth in Entrada's annual report on Form 10-K, filed May 4, 2001, and in the reports previously filed by Entrada's former Parent, Sorrento Networks Corporation or Sync Research with the U.S. Securities and Exchange Commission, including but not limited to the Reports of Sync Research, Inc., filed in connection with its merger with Entrada on Form S-4 and S-4/A.